Exhibit 10.2.16
CHART INDUSTRIES, INC.
2017 OMNIBUS EQUITY PLAN

PERFORMANCE UNIT AGREEMENT

    THIS PERFORMANCE UNIT AGREEMENT (the “Agreement”), is entered into as of this [[grantdatewords]] (the “Grant Date”), by and between Chart Industries, Inc., a Delaware corporation (the “Company”), and [[FIRSTNAME]] [[LASTNAME]] (the “Grantee”).

WITNESSETH:

    WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) administers the Chart Industries, Inc. 2017 Omnibus Equity Plan (the “Plan”); and

    WHEREAS, the Committee desires to provide the Grantee with Performance Units under the Plan upon the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, the Company and the Grantee agree as follows:

    1.    Definitions. Unless the context otherwise indicates, the following words used herein shall have the following meanings wherever used in this Agreement:

a.    “Cause” means, with respect to the Grantee, the meaning ascribed to such term in any employment, severance, or change in control agreement entered into by the Grantee. If the Grantee has not entered into any employment, severance, or change in control agreement with a definition of Cause, then “Cause” means (i) the Grantee’s willful failure to perform duties which, if curable, is not cured promptly, or in any event within ten (10) days, following the first written notice of such failure from the Company, (ii) the Grantee’s commission of, or plea of guilty or no contest to a (x) felony or (y) crime involving moral turpitude, (iii) willful malfeasance or misconduct by the Grantee which is demonstrably injurious to the Company or its Subsidiaries or Affiliates, (iv) material breach by the Grantee of any non-competition, non-solicitation or confidentiality covenants, (v) commission by the Grantee of any act of gross negligence, corporate waste, disloyalty or unfaithfulness to the Company which adversely affects the business of the Company or its Subsidiaries or Affiliates, or (vi) any other act or course of conduct by the Grantee which will demonstrably have a material adverse effect on the Company, a Subsidiary or Affiliate’s business.

b.    “Disability” means, with respect to the Grantee, a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months which: (i) renders the Grantee unable to engage in substantial gainful activity or (ii) results in the Grantee receiving income replacement benefits for at least three months under an accident and health plan sponsored by the Grantee’s employer.

c.    “Good Reason” means, with respect to the Grantee, the meaning ascribed to such term in any employment, severance, or change in control agreement entered into by the Grantee. If the Grantee has not entered into any employment, severance, or change in control agreement with a definition of Good Reason, then “Good Reason” means without the Grantee’s consent, (i) a material diminution in the Grantee’s authority, position or duties, or a material adverse change in reporting lines, (ii) Grantee’s principal place of employment with the Company or Post-CIC Entity is relocated a material distance (which for this purpose shall be deemed to be more than 50 miles) from such Grantee’s principal place of employment immediately prior to the Change in Control, (iii) any reduction in the Grantee’s base salary and (excluding any general salary reduction affecting similarly situated employees of the Company as a result of a material adverse change in the Company’s prospects or business), or (iv) the Grantee is excluded, following a Change in Control (other than through Grantee’s voluntary action(s)), from full participation in any benefit plan or arrangement maintained for similarly situated employees of the Company or Post-CIC Entity, and such exclusion materially reduces the benefits that otherwise would have been available to the Grantee, in each case which is not cured within thirty (30) days following the Company’s receipt of written notice from the Grantee describing the event constituting Good Reason.

d.    “Performance Period” means the period set forth in Exhibit A.

e.    “Performance Requirements” means the performance measure(s) set forth in Exhibit A.

f.    “Performance Unit” means a Restricted Share Unit representing the right to receive a Share after completion of the Performance Period provided that the Performance Requirements have been satisfied.

g.    “Retirement” (or variations thereof) means a voluntary termination of Employment with the Company, its Subsidiaries and its Affiliates after either (i) attaining age 60 and completing 10 years of service with such entities or (ii) attaining age 65 and completing 5 years of service with such entities.

Notwithstanding this Section, and unless otherwise specified in the Agreement, capitalized terms shall have the meanings attributed to them under the Plan.

    2.    Grant of Performance Units. As of the Grant Date, the Company grants to the Grantee, upon the terms and conditions set forth in this Agreement, ([[SHARESGRANTED]]) Performance Units. If the Grantee is a Section 162(m) Person, the Performance Units are intended to be Section 162(m) of the Code “performance-based compensation.” The Performance Units are granted in accordance with, and subject to, all the terms, conditions and restrictions of the Plan, which is hereby incorporated by reference in its entirety. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern, except with respect to Section 5 of this Agreement. The Grantee irrevocably agrees to, and accepts, the terms, conditions and restrictions of the Plan and this Agreement on his own behalf and on behalf of any beneficiaries, heirs, legatees, successors and assigns.

3.    Restrictions on Transfer of Performance Units. The Grantee and his or her beneficiaries, heirs, legatees, successors and assigns cannot sell, transfer, assign, pledge, hypothecate or otherwise directly or indirectly dispose of the Performance Units (whether with or without consideration and whether voluntarily or involuntarily or by operation of law) or any interest therein.

4.    Termination of Employment.

a.    Retirement, Death or Disability. If the Grantee terminates Employment as a result of Retirement, death or Disability prior to the last day of the Performance Period, the Grantee (or his or her beneficiary or beneficiaries) shall be entitled to a pro-rated number of Shares, calculated by multiplying (x) by (y) where:

(x)    is the number of Shares, if any, that would have been earned by the Grantee as the result of the satisfaction of the Performance Requirements; and

(y)    is the number of months that the Grantee was employed (rounded up to the nearest whole number) during the Performance Period divided by the number of months in the Performance Period.

The distribution or payment of the pro-rated award shall occur (if at all) at the same time as the distribution or payment specified in Section 6.

b.    Reasons Other Than Retirement, Death or Disability. Except as otherwise provided in Section 5, if the Committee determines in its sole and exclusive discretion that the Grantee’s Employment has terminated prior to the end of the Performance Period for reasons other than those described in Section 4(a) above, the Grantee will forfeit his or her Performance Units. If the Performance Units are forfeited, the Grantee and all persons who might claim through him or her will have no further interests under this Agreement.

5.    Change in Control.

a.     Company Remains Surviving Entity or Awards Assumed by Successor.

i.Upon the occurrence of a Change in Control as defined in the Plan in which either (i) the Company remains the surviving entity or (ii) the Company is not the surviving entity, but the Performance Units granted pursuant to this Agreement are Assumed (as defined in Section 5(a)(iii) below) by the entity (or any successor or parent thereof) that effects such change in control (the “Post-CIC Entity”), any Performance Units granted pursuant to this Agreement prior to the Change in Control shall continue to vest in accordance with the terms of this Agreement unless, during the two-year period commencing on the date of the Change in Control:

A.the Grantee’s employment or service is involuntarily Terminated by the Company or the Post-CIC Entity, as applicable, for reasons other than for Cause; or

B.the Grantee Terminates Grantee’s employment or service for Good Reason.

ii.    If a Grantee’s employment or service is terminated as described in Section 5(a)(i)(A) or (B) above (a “Protected Termination”), the Performance Units granted to Grantee pursuant to this Agreement shall immediately be earned or vest in a prorated amount (as described below) and such prorated portion shall, to the extent permitted under Code Section 409A without resulting in adverse tax effects to the Grantee, become immediately payable in accordance with the Award’s terms; provided, that if the Grantee intends to incur a Protected Termination of Grantee’s employment or service for Good Reason, Grantee must:

A.provide the Company with a written notice of Grantee’s intent to incur a Protected Termination of employment or service for Good Reason within sixty (60) days after the Grantee becomes aware of the circumstances giving rise to Good Reason; and

B.allow the Company thirty (30) days to remedy such circumstances to the extent curable.

For purposes of this Section 5(a)(ii), the “prorated amount” will be based on the actual level of achievement against the Performance Requirements during the Performance Period up to the date of the Change in Control and the number of full months that elapsed during the Performance Period up to, and as of, the date of the Change in Control. The Committee may, in good faith, adjust performance goals to account for the shortened Performance Period.

iii.    For purposes of this Section 5, the Performance Units granted pursuant to this Agreement shall be considered assumed by the Post-CIC Entity (“Assumed”) if all of the following conditions are met:

A.Such Performance Units are converted into replacement awards that preserve the value of such Performance Units at the time of the Change in Control;

B.the replacement awards contain provisions for scheduled vesting and treatment on a Protected Termination of employment (including the definitions of Cause and Good Reason, if applicable) that are no less favorable to the Grantee than the underlying Performance Units, and all other terms of the replacement awards (other than the security and number of shares represented by the replacement awards) are substantially similar to, or more favorable to the Grantee than, the terms of this Agreement; and

C.the security represented by the replacement awards, if any, is of a class that is publicly held and widely traded on an established stock exchange.

b.    Awards Not Assumed by Successor.

i.Upon the occurrence of a Change in Control in which the Company is not the surviving Company, a prorated amount (as described below) of any Performance Units granted pursuant to this Agreement that are subject to Performance Requirements and that are not Assumed by the Post-CIC Entity shall immediately vest and become immediately payable in accordance with its terms (subject to Section 5(c)), and this Section 5(b) shall apply.

For purposes of this Section 5(b), the “prorated amount” will be based on the actual level of achievement against the Performance Requirements during the Performance Period up to, and as of, the date of the Change in Control and the number of full months that elapsed during the Performance Period up to the date of the Change in Control. The Committee may, in good faith, adjust performance goals to account for the shortened Performance Period.

ii.The payments contemplated by this Section 5(b) shall be made at the same time as consideration is paid to the holders of Shares in connection with the Change in Control, provided such payments are made no later than the fifth anniversary of the Change in Control.

6.    Distributions. Within 60 days after satisfaction or deemed satisfaction of the Performance Requirements:

a.    with respect to Shares earned under Sections 4 or 5, the Company will deliver to Grantee (or his or her beneficiary or beneficiaries) certificates for the Shares to which Grantee is entitled, subject to any applicable securities law restrictions; and

b.    with respect to Shares otherwise earned under this Agreement, the Company will issue to the Grantee the Shares to which Grantee is entitled, subject to any applicable securities law restrictions, and provided that the Grantee is in active Employment on the last day of the Performance Period.

For purposes of this Section 6, “earned” Shares are those Shares to which the Grantee is entitled based upon the Earned Performance Units (as described in Exhibit A) and the terms of Section 4 or 5, if applicable. Upon distribution of Shares, the recipient and all persons who might claim through him or her shall have no remaining interest under this Agreement.

    7.    Dividend and Voting Rights. The Grantee will not have any voting rights or be entitled to any dividends with respect to Performance Units unless and until the Performance Requirements are timely satisfied and Shares have actually been issued to the Grantee. No dividends or dividend equivalents will be paid to the Grantee based upon interests in the Performance Units during the Performance Period.

    8.    Designation of Beneficiary. By properly executing and delivering a Designation of Beneficiary Form to the Company, the Grantee may designate an individual or individuals as his or her beneficiary or beneficiaries with respect to his or her interest under this Agreement. If the Grantee fails to properly designate a beneficiary, his or her interests under this Agreement will pass to the person or persons in the first of the following classes (who shall be deemed a beneficiary or beneficiaries) in which there are any survivors: (i) spouse at the time of death; (ii) issue, per stirpes; (iii) parents; and (iv) the estate. Except as the Company may determine in its sole and exclusive discretion, a properly completed Designation of Beneficiary Form shall be deemed to revoke all prior designations with respect to this Agreement (or, if the form so provides, the Plan) upon its receipt and approval by the designated representative of the Company.

    9.    Non-Transferability of Shares; Legends. Upon the acquisition of any Shares pursuant to this Agreement, if the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), they may not be sold, transferred or otherwise disposed of unless a registration statement under the Act with respect to the Shares has become effective or unless the Grantee establishes to the satisfaction of the Company that an exemption from such registration is available. The Shares will bear a legend stating the substance of such restrictions, as well as any other restrictions the Committee deems necessary or appropriate. In addition, the Grantee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or this Agreement.

    10.    Effect of Corporate Reorganization or Other Changes Affecting Number or Kind of Shares. The provisions of this Agreement will be applicable to the performance units, Shares or other securities, if any, which may be acquired by the Grantee related to the Performance Units as a result of any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, redesignation, reclassification, merger, consolidation, liquidation, split-up, reverse split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event. Subject to Section 3.4 of the Plan, the Committee may appropriately adjust the number and kind of performance units or Shares described in this Agreement to reflect such a change.

11.    Plan Administration. The Plan is administered by the Committee, which has sole and exclusive power and discretion to interpret, administer, implement and construe the Plan and this Agreement. All elections, notices and correspondence relating to the Plan should be directed to the Secretary at:

Chart Industries, Inc.
2200 Airport Industrial Drive
Suite 100
Ball Ground, GA 30107
Attn.: Secretary

12.    Notices. Any notice relating to this Agreement intended for the Grantee will be sent to the address appearing in the personnel records of the Company, its Affiliate or its Subsidiary. Either party may designate a different address in writing to the other. Any notice shall be deemed effective upon receipt by the addressee.

13.    Termination of Agreement. This Agreement will terminate on the earliest of: (a) the last day of the Performance Period if the Performance Requirements are not satisfied; (b) the date of termination of the Grantee’s Employment for reasons referenced in Section 4(b) prior to the last day of the Performance Period; or (c) the date that Shares are delivered to the Grantee (or his or her beneficiary or beneficiaries). Any terms or conditions of this Agreement that the Company determines are reasonably necessary to effectuate its purposes will survive the termination of this Agreement. Without limiting the generality of the foregoing, the termination of this Agreement will not affect any obligation the Grantee may have, as determined by the Committee in its sole discretion, under any recoupment or “clawback” policy adopted by the Company.

14.    Successors and Legal Representatives. This Agreement will bind and inure to the benefit of the Company and the Grantee and their respective heirs, beneficiaries, executors, administrators, estates, successors, assigns and legal representatives.

15.    Integration. This Agreement, together with the Plan, constitutes the entire agreement between the Grantee and the Company with respect to the subject matter hereof. No terms of this Agreement shall be construed as amending the Plan in any respect. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern, except with respect to Section 5 of this Agreement. This Agreement and the Plan may not be modified, amended, renewed or terminated, nor may any term, condition or breach of any term or condition be waived, except pursuant to the terms of the Plan or Section 23 below or by a writing signed by the person or persons sought to be bound by such modification, amendment, renewal, termination or waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.

16.    Separability. In the event of the invalidity of any part or provision of this Agreement, such invalidity will not affect the enforceability of any other part or provision of this Agreement.

17.    Incapacity. If the Committee determines that the Grantee is incompetent by reason of physical or mental disability or a person incapable of handling his or her property, the Committee may deal directly with or direct any payment to the guardian, legal representative or person having the care and custody of the incompetent or incapable person. The Committee may require proof of incompetence, incapacity or guardianship, as it may deem appropriate before making any payment. In the event of a payment, the Committee will have no obligation thereafter to monitor or follow the application of the amounts so paid. Payments pursuant to this paragraph shall completely discharge the Company with respect to such payments.

18.    No Further Liability. The liability of the Company, its Affiliates and its Subsidiaries under this Agreement is limited to the obligations set forth herein and no terms or provisions of this Agreement shall be construed to impose any liability on the Company, its Affiliates, its Subsidiaries or the Committee in favor of any person or entity with respect to any loss, cost, tax or expense which the person or entity may incur in connection with or arising from any transaction related to this Agreement.

19.    Section Headings. The section headings of this Agreement are for convenience and reference only and are not intended to define, extend or limit the contents of the sections.

20.    No Right to Continued Employment. Nothing in this Agreement will be construed to confer upon the Grantee the right to continue in the employment or service of the Company, its Subsidiaries or Affiliates, or to be employed or serve in any particular position therewith, or affect any right which the Company, its Subsidiaries or an Affiliate may have to terminate the Grantee’s employment or service with or without cause.

21.    Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

    22.    Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same instrument.

23.    Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Grantee hereunder without the consent of the Grantee; provided, however, that the Grantee’s consent shall not be required to an amendment that is deemed necessary or appropriate by the Company to ensure (a) compliance with (or exemption from) Section 409A of the Code; (b) compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any regulations promulgated thereunder (the “Dodd-Frank Act”); or (c) compliance with the terms of any recoupment or “clawback” policy the Company adopts to comply with the requirements of the Dodd-Frank Act or any regulations promulgated thereunder (even if the terms of that policy are broader than the requirements of the Dodd-Frank Act).

24.    Withholding.  The Grantee shall be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold, any applicable withholding taxes in respect of the Award or payment of Shares thereunder, or any payment or transfer under or with respect to the Award or Shares and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.  Unless the Grantee makes other arrangements that are satisfactory to the Committee to cover the Company's or its Affiliate’s withholding obligations, at any time that taxes are required to be withheld in connection with this Award, the Company shall withhold Shares from this Award with a Fair Market Value equal to the amount required to satisfy the minimum tax withholding obligations applicable to Grantee relating to this Award.

25.    Section 409A of the Code. This Agreement, together with the Plan, constitutes the entire agreement between the parties with respect to the subject matter hereof. The parties intend that this Agreement be, at all relevant times, exempt from (or in compliance with) Section 409A of the Code and all other applicable laws, and this Agreement shall be so interpreted and administered. In addition to the general amendment rights of the Company with respect to the Plan, the Company specifically retains the unilateral right (but not the obligation) to make, prospectively or retroactively, any amendment to this Agreement or any related document as it deems necessary or desirable to more fully address issues in connection with exemption from (or in compliance with) Section 409A of the Code and other laws. In no event, however, shall this section or any other provisions of this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or payments under, this Agreement. Except as may be provided in another agreement to which the Company is bound, the Company and its Affiliates shall have no responsibility for tax or legal consequences to the Grantee (or the Grantee’s beneficiaries) resulting from the terms or operation of this Agreement or the Plan.

[Signature Page Follows]

By Grantee’s signature and the signature of the Company’s representative below, or by Grantee’s acceptance of this Award through the Company’s online acceptance procedure, this Agreement shall be deemed to have been executed and delivered by the parties hereto as of the Grant Date. Grantee hereby acknowledges that the treatment of the Performance Units upon a Change in Control, as set forth in Section 5 hereof, differs from and supersedes the treatment set forth in Section 12.2 of the Plan.

Grantee        Chart Industries, Inc.

[[SIGNATURE]]    By: [[SIGNATURE]]

Print Name: [[FIRSTNAME]] [[LASTNAME]]    Its: [[TITLE]]

Date: [[SIGNATURE_DATE]]    Date: [[SIGNATURE_DATE]]

EXHIBIT A

PERFORMANCE REQUIREMENTS

Performance Period

The Performance Period begins on January 1, 2022 and ends on December 31, 2024.

Performance Measure(s)
The Performance Measure is weighted 50% based on Return on Investment, and 50% based on Operating Income:

Return on Investment - Return on Investment (“ROI”) is determined by the following formula:

(Operating Income) X (1 minus the Company’s Effective Tax Rate)
Average Capital# of last 2 years

#Capital = Total Shareholder’s Equity + Noncontrolling Interest + ST Debt + LT Debt minus Cash

Where,
•“Operating Income” is the sum of the last twelve months of Total Sales less Cost of Sales and Operating Expenses (excluding nonrecurring items, such as impairment charges and unusual loss or gain on disposal of assets);
•“Noncontrolling Interest” is, with respect to subsidiaries of the Company that are not fully owned by the Company, the portion of the equity of such subsidiaries that is not owned by the Company;
•“ST Debt” is debt that is due within one year;
•“LT Debt” is debt that is due longer than one year; and
•“Cash” is cash and cash equivalents.

For avoidance of doubt, debt shall include items customarily considered to be debt on the Company’s audited consolidated balance sheet. For example, the following items are considered to be debt on the Company’s consolidated balance sheet: short-term debt; current convertible notes; current portion of long-term debt; long-term debt; and convertible notes conversion feature.

Operating Income – The sum of the last twelve months of Total Sales less Cost of Sales and Operating Expenses (excluding nonrecurring items, such as impairment charges and unusual loss or gain on disposal of assets).

    The first Measurement Period will be January 1, 2022 through December 31, 2022.
The second Measurement Period will be January 1, 2023 through December 31, 2023.
The third Measurement Period will be January 1, 2024 through December 31, 2024.

At the end of each Measurement Period, the Company’s ROI and Operating Income for such period will be calculated by the Committee. The calculations shall be based on the information provided in the Company’s audited consolidated financial statements, subject to any adjustments as described in this Exhibit A. Then, after the end of the third Measurement Period:
•the average annual ROI will be calculated by adding the ROI for each Measurement Period and dividing the sum by three (the “Average Annual ROI”); and
•the average annual Operating Income will be calculated by adding the Operating Income for each Measurement Period and dividing the sum by three (the “Average Annual Operating Income”).

If the performance period is less than three years due to a Change in Control, the Committee shall calculate the ROI and Operating Income for the Measurement Period in which the Change in Control occurs up to the date immediately preceding the date of the Change in Control, with any adjustments necessary to account for the shorter period (including possible measurements of fractional year performance).

The Committee may, in the exercise of its discretion in good faith and in a manner consistent with the purposes of this Agreement, make such adjustments in calculating ROI and Operating Income of the Company (or any of its elements) as it deems necessary or appropriate to account for extraordinary, unusual or non-recurring events affecting the Company. Without limiting the foregoing, the Committee may make appropriate adjustments to ROI and Operating Income (or any of its elements) to reflect a merger, acquisition, disposition, spin-off, bankruptcy or liquidation, material impairment or restructuring charge, gain or loss on sale of non-operating assets, income or loss from discontinued operations, income or expenses related to the adoption or change of accounting principles, income or expenses related to material litigation and disputes, and any other extraordinary, unusual or non-recurring items affecting the Company deemed to be adjustments by the Committee.
Earned Performance Units

The Performance Units subject to the Performance Measure shall become earned performance units (the “Earned Performance Units”), as determined pursuant to the methodologies set forth below:

Earned Performance Units

ROI: The number of Earned Performance Units with respect to ROI (50% of the Performance Measure) is determined as follows:

a.    If the Company does not recognize any revenue for Big LNG during the Performance Period, then based on the Company’s Average Annual ROI during the Performance Period, determine the percentage of Earned Performance Units (the “Non-LNG Earned Percentage”) as follows:

Non-LNG Earned Percentage        Average Annual ROI

Maximum     200%             [MAXIMUM]%
Target         100%             [TARGET]%
Minimum     50%             [MINIMUM]%

“Big LNG” shall mean any liquefied natural gas (“LNG”) projects that are greater than five million tonnes per annum (“MTPA”)

If, however, the Company recognizes revenue for Big LNG during the Performance Period, then the Maximum, Target, and Minimum Average Annual ROI shall be adjusted as follows:

•Multiply the total revenue from Big LNG for each year of the Performance Period by [MARGIN FACTOR]% to determine the adjustment amount for each year of the Performance Period (the “Adjustment Amounts”),
•Add the respective Adjustment Amounts for each year of the Performance Period to the Operating Income forecasted for each year of the Performance Period (previously disclosed to the Compensation Committee as an input for the target Average Annual ROI), and adjust the target Average Annual ROI accordingly (using the other inputs for calculation of target Average Annual ROI as previously disclosed to the Compensation Committee).

Next, determine the percentage of Earned Performance Units (the “LNG Earned Percentage”) as follows:

LNG Earned Percentage        Average Annual ROI

Maximum     200%            As adjusted pursuant to steps above
Target         100%            As adjusted pursuant to steps above
Minimum     50%            As adjusted pursuant to steps above

With respect to performance levels that fall between these percentiles, the Non-LNG Earned Percentage or the LNG Earned Percentage, as the case may be, will be interpolated on a straight-line basis. In no event will the Non-LNG Earned Percentage or the LNG Earned Percentage exceed 200%.

b.    If the Non-LNG Earned Percentage applies, determine the number of Earned Performance Units under the ROI metric as follows:

Non-LNG Earned Percentage multiplied by [(Number of Performance Units granted in award) multiplied by (50%)]

If, however, the LNG Earned Percentage applies, determine the number of Earned Performance Units under the ROI metric as follows:

LNG Earned Percentage multiplied by [(Number of Performance Units granted in award) multiplied by (50%)]

Operating Income: The number of Earned Performance Units with respect to Operating Income (50% of the Performance Measure) is determined as follows:

a.    If the Company does not recognize any revenue for Big LNG during the Performance Period, based on the Company’s Average Annual Operating Income during the Performance Period, determine the percentage of Earned Performance Units (the “Non-LNG Earned Percentage”) as follows:

Non-LNG Earned Percentage        Average Annual Operating Income

Maximum     200%            $[MAXIMUM]
Target         100%            $[TARGET]
Minimum     50%            $[MINIMUM]

If, however, the Company recognizes revenue for Big LNG during the Performance Period, then the Maximum, Target, and Minimum Average Annual Operating Income shall be adjusted as follows:

•Multiply the total revenue from Big LNG for each year of the Performance Period by [MARGIN FACTOR]% to determine the adjustment amount for each year of the Performance Period (the “Adjustment Amounts”),
•Add the respective Adjustment Amounts for each year of the Performance Period to the Operating Income amounts noted above, under sub-part a, to determine the new Maximum, Target, and Minimum Average Annual Operating Income figures.
Next, determine the percentage of Earned Performance Units (the “LNG Earned Percentage”) as follows:

LNG Earned Percentage        Average Annual Operating Income

Maximum     200%            As adjusted pursuant to steps above

Target         100%            As adjusted pursuant to steps above
Minimum     50%            As adjusted pursuant to steps above

With respect to performance levels that fall between these percentiles, the Non-LNG Earned Percentage or the LNG Earned Percentage, as the case may be, will be interpolated on a straight-line basis. In no event will the Non-LNG Earned Percentage or the LNG Earned Percentage exceed 200%.

b.    If the Non-LNG Earned Percentage applies, determine the number of Earned Performance Units under the Operating Income metric as follows:

Non-LNG Earned Percentage multiplied by [(Number of Performance Units granted in award) multiplied by (50%)]

If, however, the LNG Earned Percentage Applies, determine the number of Earned Performance Units under the Operating Income metric as follows:

LNG Earned Percentage multiplied by [(Number of Performance Units granted in award) multiplied by (50%)]

Total Shareholder Return (“TSR”) Modifier

The final number of shares earned will equal the product of (1) the Earned Performance Units multiplied by (2) the “Comparative TSR Modifier”, determined in accordance with the table below.

Intermediate values between threshold and target and between target and max levels of Comparative TSR will be determined by straight-line interpolation.

Comparative TSR Modifier

	Comparative TSR Achieved	Comparative TSR Modifier*
Threshold	x ≤ 25th percentile	0.8
Target	50th percentile	1.0
Max	x ≥ 75th percentile	1.2

* In the event Absolute TSR for the applicable Performance Period is a negative percentage, no upward adjustment will be made on account of the Comparative TSR achieved (i.e., the Comparative TSR Modifier will be deemed to be no greater than 1.0), even if the Comparative TSR achieved over the same Performance Period would have otherwise provided for an upward adjustment.

All calculations and determinations shall be made by the Committee in its reasonable discretion. Actual percentile performance will be rounded to the nearest whole percentage point. The maximum potential number of shares earned is equal to 240% of the target number of Performance Share Units granted.
                        Definitions

•“Comparative TSR” shall mean, on a percentile basis, the Absolute TSR of the Company relative to the Absolute TSR of the component companies of the Comparator Group set forth below, in each case measured over the applicable Performance Period, as reasonably determined by the Committee.

•“Absolute TSR” shall mean, on a percentage basis, with respect to the Company or any component company of the Comparator Group set forth below, the price appreciation of such entity’s common stock plus the value of reinvested dividends, calculated using the average closing price for the 20 consecutive trading days ending immediately prior to the first day of the relevant period and the 20 consecutive trading days ending and including the last day of the relevant period, as reasonably determined by the Committee.
TSR Comparator Group*
All constituent companies of the Comparator Group as of the beginning of the Performance Period:

•Air Products and Chemicals, Inc.	•Franklin Electric Co., Inc.
•Baker Hughes Company	•Harsco Corporation
•Barnes Group Inc.	•IDEX Corporation
•ChampionX	•ITT Inc.
•Chenier Energy, Inc.	•New Fortress Energy LLC
•CIMC Enric Holdings Limited	•Nikkiso
•CNH Industrial N.V.	•Plug Power Inc.
•EnPro Industries, Inc.	•SPX Corporation
•ESCO Technologies, Inc.	•Worthington Industries, Inc.
•Exterran Corporation

* Comparator Group Adjustments:
a)A Comparator Group company acquired by another company or that is delisted on all major stock exchanges shall be removed from the Comparator Group for the entire Performance Period as of the closing date of the acquisition or the effective date of delisting, as applicable.
b)A Comparator Group company that acquires another company shall remain in the Comparator Group for the Performance Period.
c)A Comparator Group company that files for bankruptcy, liquidation or reorganization during the Performance Period shall remain in the Comparator Group positioned below the lowest performing non-bankrupt Comparator Group company in reverse chronological order by bankruptcy date. This re-ranking would occur continually through the Performance Period.
d)A Comparator Group company that moves out of its applicable stock index shall remain in the Comparator Group unless one of the above occurrences applies.
e)All determinations with respect to the Comparator Group shall be made by the Committee in its reasonable discretion, including any removal of a component company from the Comparator Group and the relative ranking of the component companies in the Comparator Group, whether in the case of the scenarios described in clauses (a) through (d) of these guidelines or any other corporate transaction or scenario that the Committee deems appropriate to consider.